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                                                             Exhibit (4)(a)(vii)


                             LONG-TERM CARE WAIVER RIDER


     This rider is made part of the policy to which it is attached.


             THE BENEFIT. Prior to the date distributions commence under a payment option (or any other systematic payment program) under a Participant's participation, we will waive any charge imposed on surrenders in part or as a whole or on the commencement of distributions under a payment option (or any other systematic payment program) according to policy provisions, if:

                  1. The Annuitant becomes confined to a Long-Term Care Facility or Hospital for at least 90 consecutive days;

                  2. The initial date of confinement is one or more years after the date of issue of the Participant's participation;

                  3. A surrender request and adequate proof of confinement are received by us either while the Annuitant is confined or within 90 days of the Annuitant's discharge from the Long-Term Care Facility or Hospital; and

                  4. Confinement in a Long-Term Care Facility is prescribed by a Physician and is Medically Necessary.

         DEFINITIONS

         "Long-Term Care Facility" means a Skilled Nursing Facility or an
             Intermediate Care Facility. Long-Term Care Facility does not mean:

                  1. A place that primarily treats drug addicts or alcoholics;

                  2. A home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency or retirement care; or

                  3. A place owned or operated by a member of the Annuitant's immediate family (including any spouse, children, parents, grandparents, grandchildren, siblings, or in-laws of the Annuitant).

             "Skilled Nursing Facility" is a facility which:

                  1.   Is located in the United States or its territories;

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                  2.   Is licensed and operated as a Skilled Nursing Facility
                       according to the laws of the jurisdiction in which it is located;

                  3. Provides skilled nursing care under the supervision of a licensed physician;

                  4. Provides continuous 24 hours a day nursing services by, or under the supervision of, a registered graduate professional nurse (R.N.); and

                  5.   Maintains a daily medical record of each patient.

             "Intermediate Care Facility" is a facility which:

                  1.   Is located in the United States or its territories;

                  2. Is licensed and operated as an Intermediate Care Facility according to the laws of the jurisdiction in which it is located;

                  3. Provides continuous 24 hours a day nursing service by, or under the supervision of, a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and

                  4.   Maintains a daily medical record of each patient.

             "Hospital" is a facility which:

                  1.   Is located in the United States or its territories;

                  2. Is licensed as a hospital by the jurisdiction in which it is located;

                  3.   Is supervised by a staff of licensed physicians;

                  4. Provides nursing services 24 hours a day by, or under the supervision of, a registered nurse (R.N.);

                  5. Operates primarily for the care and treatment of sick and injured persons as inpatients for a charge; and

                  6. Has access to medical, diagnostic and major surgical facilities.

         "Physician" is a licensed medical doctor (M.D.) or a licensed doctor of osteopathy (D.O.) practicing within the scope of his or her license. The term "physician" does not include the Annuitant, or a member of the Annuitant's immediate family (including any spouse, children, parents, grandparents, grandchildren, siblings or in-laws of the Annuitant).

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         "Medically Necessary" means appropriate and consistent with the diagnosis in accord with accepted standards of practice, and which could not have been omitted without adversely affecting the individual's condition.

     TERMINATION. This rider will terminate without value when the charge imposed under a Participant's participation on surrenders in part or as a whole or on the commencement of distributions under a payment option (or any other systematic payment program) according to policy provisions, equals 0%, or upon the date distributions commence under a payment option (or any other systematic payment program), or upon termination of the policy, or upon termination of his or her participation, whichever comes first.

         Signed for us at our office as of the date of issue.

     /s/Betty Kasprowicz               /s/James M. Mortenson

     Betty Kasprowicz                  James M. Mortenson
     Assistant Secretary               Executive Vice President

































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